EXHIBIT 99.1
RALPH LAUREN REPORTS SECOND QUARTER FISCAL 2021 RESULTS

•	Maintained Balance Sheet Strength and Liquidity with $2.4 Billion in Cash and Investments and Continued Expense Reductions and Inventory Discipline

•	Second Quarter Revenues Were $1.2 Billion Reflecting Continued Recovery from COVID-19-Related Impacts, Led by Chinese Mainland Returning to Pre-COVID Growth Rates

•	Second Quarter Average Unit Retail Increased 26% Driven by Ongoing Brand Elevation and Favorable Geographic and Channel Mix Shifts

•	Announced Restructuring Actions to Position the Company for Future Growth, Beginning with Organizational Realignment and Transition of Chaps Brand to a Fully Licensed Business
NEW YORK -- (BUSINESS WIRE) -- October 29, 2020 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of ($0.53) on a reported basis and $1.44 on an adjusted basis, excluding restructuring-related and other net charges, for the second quarter of Fiscal 2021. This compared to earnings per diluted share of $2.34 on a reported basis and $2.55 on an adjusted basis, excluding restructuring-related and other net charges, for the second quarter of Fiscal 2020.
"The strength of our timeless brand and the values that have always been our touchstone continue to anchor us through this period of change and uncertainty," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "While this is a very trying time for the world, I am eternally optimistic about our ability to take the great learnings and creativity that have emerged from this time to become even stronger."
"Looking across the first half of the fiscal year, we continued our elevation journey while fast-tracking Connected Retail and our company-wide digital transformation," said Patrice Louvet, President and Chief Executive Officer. "We also began the hard but necessary work of simplifying our organizational and cost structures to position the company for future growth. Looking ahead, we will continue to work proactively to deliver an elevated experience that inspires consumers around the world and creates value for all of our stakeholders."
Key Achievements in Second Quarter Fiscal 2021
As we continued to navigate the evolving global retail environment, we delivered the following highlights across our strategic priorities in the second quarter of Fiscal 2021:

•	Win Over a New Generation of Consumers

◦
Engaged with new and existing consumers through a continued focus on digital activations and key brand moments across social media, sports, and music. Second quarter highlights included our Ralph Lauren x Bitmoji Collection, the first-ever customizable branded wardrobe for Snapchat, our sponsorship of the US Open Tennis Championship, outfitting BTS' official music video for "Dynamite," our partnership with popular Netflix show Elite and an exclusive virtual concert experience featuring Chance the Rapper at our Chicago flagship

◦
Continued to drive authentic campaigns that empower our communities and embody our core Ralph Lauren values, including our Design for Good competition benefiting COVID-19 relief and our 20th Anniversary Pink Pony Collection in the fight against cancer

◦
Early consumer segmentation efforts in our digital commerce and factory channels are contributing to revenues and gross margins through the expanded use of personalized communications and promotional offers

•	Energize Core Products and Accelerate Under-Developed Categories

◦
Continued to evolve our product mix to align with changing consumer preferences by region, including a return to pre-COVID categories in Asia and Europe and more casual assortments in North America. Second quarter AUR increased 26% with strong double-digit growth in North America and Europe

◦
Moved effectively through core product and wear-now summer categories during the quarter while prudently building into key seasonal categories such as sweaters, fleece and outerwear in order to position our brands well for the upcoming fall/holiday period

◦	Partnered with key digital pure play retailers including Zalando, Asos and Urban Outfitters to deliver exclusive capsule collections in the quarter, driving strong engagement with Gen Z consumers

•	Drive Targeted Expansion in Our Regions and Channels

◦	Performance improved sequentially across all regions in the quarter led by our digital channels, despite further disruptions from COVID-19 and cautious consumer behavior

◦	Chinese mainland performance continued to improve, with second quarter sales increasing more than 30% to last year in constant currency, recovering to pre-COVID trends

•	Lead With Digital

◦	Global owned digital sales increased mid-teens to last year, with double-digit growth in all regions. North America digital sales accelerated, with sales to domestic customers up high-teens

◦
Continued to expand our offering of Connected Retailing capabilities to enhance the consumer experience, which now include: virtual clienteling, Buy Online-Ship to Store, Buy Online-Pick Up in Store, curbside pickup, appointment scheduling, and mobile checkout and contactless payments

•	Operate With Discipline to Fuel Growth

◦	Adjusted operating expenses decreased 19% to last year, primarily driven by savings from employee furloughs, lower rent and reductions in corporate expenses

◦	Inventories declined 12% at the end of the quarter, reflecting continued efforts to ensure healthy inventory positions across geographies and channels

◦
Continued improving our speed-to-market despite a challenging global supply chain environment, with 25% of our orders completed in lead times of three months or less, compared to a single-digit penetration last year

Second Quarter Fiscal 2021 Income Statement Review
Net Revenue. In the second quarter of Fiscal 2021, revenue decreased by 30% to $1.2 billion on a reported basis and was down 31% in constant currency, with declines across all regions due to COVID-19 related impacts. Foreign currency favorably impacted revenue growth by approximately 100 basis points in the second quarter.

Revenue performance for the Company's reportable segments in the second quarter compared to the prior year period was as follows:

•
North America Revenue. North America revenue in the second quarter decreased 38% to $543 million. In retail, comparable store sales in North America were down 32%, with a 40% decrease in brick and mortar stores partly offset by a 10% increase in digital commerce. North America wholesale revenue decreased 46%.

•
Europe Revenue. Europe revenue in the second quarter decreased 25% to $359 million on a reported basis and decreased 28% in constant currency. In retail, comparable store sales in Europe were down 29%, with a 35% decrease in brick and mortar stores partly offset by a 26% increase in digital commerce. Europe wholesale revenue decreased 23% on a reported basis and decreased 27% in constant currency.

•
Asia Revenue. Asia revenue in the second quarter decreased 7% to $237 million on a reported basis and decreased 8% in constant currency basis. Comparable store sales in Asia decreased 11%, with a 12% decline in our brick and mortar stores partly offset by a 32% increase in digital commerce.

Gross Profit. Gross profit for the second quarter of Fiscal 2021 was $799 million and gross margin was 67.0%. Adjusted gross margin was 66.5%, 500 basis points above the prior year on a reported basis and up 480 basis points in constant currency. Gross margin expansion was primarily driven by AUR growth across all regions as well as favorable geographic and channel mix shifts partly due to COVID-19.
Operating Expenses. Operating expenses in the second quarter of Fiscal 2021 were $820 million on a reported basis. On an adjusted basis, operating expenses were $643 million, down 19% to last year, primarily driven by savings from employee furloughs as well as reduced corporate and selling expenses. Adjusted operating expense rate was 53.9%, compared to 46.6% in the prior year period.
Operating Income (Loss). Operating loss for the second quarter of Fiscal 2021 was $20 million and operating margin was (1.7%) on a reported basis. Adjusted operating income was $151 million and operating margin was 12.6%, 230 basis points below the prior year. Operating income (loss) for the Company’s reportable segments in the second quarter compared to the prior year period was as follows:

•
North America Operating Income. North America operating income in the second quarter was $123 million on a reported basis and $118 million on an adjusted basis. Adjusted North America operating margin was 21.7%, down 10 basis points to last year.

•
Europe Operating Income. Europe operating income in the second quarter was $84 million on a reported basis and $100 million on an adjusted basis. Adjusted Europe operating margin was 27.8%, down 150 basis points to last year. Foreign currency favorably impacted adjusted operating margin rate by 30 basis points in the second quarter.

•
Asia Operating Income. Asia operating income in the second quarter was $41 million on both a reported and adjusted basis. Adjusted Asia operating margin was 17.4%, up 120 basis points to last year. Foreign currency favorably impacted adjusted operating margin rate by 10 basis points in the second quarter.

Net Income (Loss) and EPS. Net loss in the second quarter of Fiscal 2021 was $39 million, or ($0.53) per diluted share on a reported basis. On an adjusted basis, net income was $107 million, or $1.44 per diluted share. This compared to net income of $182 million, or $2.34 per diluted share on a reported basis, and net income of $198 million, or $2.55 per diluted share on an adjusted basis, for the second quarter of Fiscal 2020.
In the second quarter of Fiscal 2021, the Company had an effective tax rate of approximately (34%) on a reported basis and 25% on an adjusted basis. This compared to an effective tax rate of approximately 23% on both a reported and adjusted basis in the prior year period.
Balance Sheet and Cash Flow Review
The Company ended the second quarter of Fiscal 2021 with $2.4 billion in cash and investments and $1.6 billion in total debt, compared to $1.6 billion and $693 million, respectively, at the end of the second quarter of Fiscal 2020.
Inventory at the end of the second quarter of Fiscal 2021 was $887 million, down 12% compared to the prior year period.
Fiscal 2021 Strategic Realignment Plan Update
As previously announced, a strategic review has been underway to support future growth and profitability, and to create a sustainable cost structure. The review process includes the evaluation of Ralph Lauren's: (i) team organizational structures and ways of working; (ii) real estate footprint and related costs across distribution centers, corporate offices, and direct-to-consumer retail and wholesale doors; and (iii) brand portfolio.
On September 22, 2020, the Company announced actions related to the first initiative under the "Fiscal 2021 Strategic Realignment Plan" to reduce its global workforce by the end of its Fiscal 2021. These reductions are expected to result in gross annualized pre-tax expense savings of approximately $180 million to $200 million, with savings realization primarily beginning in the Company's Fiscal 2022. In connection with the reduction in workforce, the Company expects to incur total pre-tax charges of up to approximately $160 million. The majority of this charge was recorded in the second quarter of Fiscal 2021.
As part of Ralph Lauren's ongoing brand portfolio review, today the Company is announcing the transition of the Chaps brand to a fully licensed business model, consistent with our long-term brand elevation strategy. The Company has entered into a multi-year licensing partnership, taking effect on August 1, 2021 after a transition period, with an affiliate of 5 Star Apparel LLC, a division of the OVED Group, to manufacture, market and distribute Chaps menswear and womenswear. The products will be sold at existing channels of distribution with opportunities for expansion into additional channels and markets globally.
This agreement is expected to create incremental value for the Company by enabling an even greater focus on elevating its core brands in the marketplace, reducing its direct exposure to the North America department store channel and setting up Chaps to deliver on its potential with an experienced partner that is focused on nurturing the brand.
In addition to the updates provided today, the Company anticipates additional actions associated with the aforementioned initiatives as part of the Fiscal 2021 Strategic Realignment Plan.

Full Year Fiscal 2021 and Third Quarter Outlook
We continue to note the ongoing high level of uncertainty and evolving situation surrounding COVID-19 impacting the timing and path of recovery in each market, including the potential for second waves of outbreaks across various markets.
We expect our financial results for both the third quarter and full year Fiscal 2021 to continue to be adversely impacted by the pandemic and prolonged demand recovery.
We anticipate gross margin expansion continuing through the second half of the fiscal year, also at a more moderate pace compared to the first half, and a slight decline in operating expenses.
Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Thursday, October 29th, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Second Quarter 2021 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, October 29, 2020 through 6:00 P.M. Eastern, Thursday, November 5, 2020 by dialing 203-369-3356 or 800-839-1248 and entering passcode 3482.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For more than 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps and Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, and citizenship and sustainability goals and are indicated by words or phrases such as "anticipate," "outlook," "estimate," "expect," "project," "believe," "envision," "can," "will," "goal," "target," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including those resulting from our decision to significantly reduce our global workforce by the end of Fiscal 2021, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the COVID-19 pandemic, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our wholesale customers, licensing partners, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; uncertainty surrounding the outcome of the 2020 U.S. presidential election and its potential impact on the economy, including the potential for business disruptions resulting from any subsequent protests, and the potential impact to consumer demand and our business resulting from any significant changes in legislation, policies, and regulations, including, but not limited to, labor, taxation, monetary policies, government stimulus, trade agreements, and healthcare; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including business disruptions related to pandemic diseases such as COVID-19, civil and political unrest such as the recent protests in the U.S. and Hong Kong, and escalating diplomatic tensions between the U.S. and China; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to competitively price our products and create an acceptable value proposition for consumers; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments with China and the related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; the impact to our business resulting from the United Kingdom's exit from the European Union and the uncertainty surrounding its future relationship with the European Union, including trade agreements, as well as the related impact to global stock markets and currency exchange rates; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including wages, healthcare, and other benefit-related costs; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events; changes in our tax obligations and effective tax rate due to a variety of other factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to achieve our goals regarding environmental, social, and governance practices; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	September 26, 2020	March 28, 2020	September 28, 2019
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,012.0	$1,620.4	$548.1
Short-term investments	434.1	495.9	1,041.4
Accounts receivable, net of allowances	354.0	277.1	483.2
Inventories	887.0	736.2	1,012.5
Income tax receivable	61.1	84.8	33.6
Prepaid expenses and other current assets	158.9	160.8	267.9
Total current assets	3,907.1	3,375.2	3,386.7
Property and equipment, net	921.5	979.5	1,011.0
Operating lease right-of-use assets	1,406.3	1,511.6	1,567.1
Deferred tax assets	352.9	245.2	97.6
Goodwill	935.0	915.5	913.8
Intangible assets, net	131.1	141.0	152.3
Other non-current assets(a)	97.7	111.9	100.0
Total assets	$7,751.6	$7,279.9	$7,228.5

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$—	$475.0	$—
Current portion of long-term debt	—	299.6	297.3
Accounts payable	284.5	246.8	350.3
Income tax payable	82.4	65.1	60.1
Current operating lease liabilities	317.7	288.4	273.2
Accrued expenses and other current liabilities	869.1	717.1	755.1
Total current liabilities	1,553.7	2,092.0	1,736.0
Long-term debt	1,631.0	396.4	396.1
Long-term operating lease liabilities	1,460.0	1,568.3	1,651.3
Income tax payable	118.7	132.7	132.7
Non-current liability for unrecognized tax benefits	87.6	88.9	79.7
Other non-current liabilities	356.5	308.5	319.1
Total liabilities	5,207.5	4,586.8	4,314.9
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,629.0	2,594.4	2,544.6
Retained earnings	5,827.2	5,994.0	6,009.4
Treasury stock, Class A, at cost	(5,813.9)	(5,778.4)	(5,526.3)
Accumulated other comprehensive loss	(99.5)	(118.2)	(115.4)
Total equity	2,544.1	2,693.1	2,913.6
Total liabilities and equity	$7,751.6	$7,279.9	$7,228.5

Net Cash (incl. LT Investments)	$815.1	$945.3	$896.1
Cash & Investments (ST & LT)	2,446.1	2,116.3	1,589.5
Net Cash (excl. LT Investments)	815.1	945.3	896.1
Cash & ST Investments	2,446.1	2,116.3	1,589.5

(a) Includes non-current investments of:	$—	$—	$—

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	September 26, 2020	September 28, 2019
	(millions, except per share data)
North America	$542.9	$881.2
Europe	359.5	480.2
Asia	236.6	255.3
Other non-reportable segments	54.5	89.5
Net revenues	1,193.5	1,706.2
Cost of goods sold	(394.1)	(657.2)
Gross profit	799.4	1,049.0
Selling, general, and administrative expenses	(628.2)	(795.3)
Impairment of assets	(31.0)	(6.1)
Restructuring and other charges	(160.5)	(14.5)
Total other operating expenses, net	(819.7)	(815.9)
Operating income (loss)	(20.3)	233.1
Interest expense	(12.8)	(4.4)
Interest income	2.2	9.6
Other income (expense), net	1.8	(1.7)
Income (loss) before income taxes	(29.1)	236.6
Income tax provision	(10.0)	(54.5)
Net income (loss)	$(39.1)	$182.1
Net income (loss) per common share:
Basic	$(0.53)	$2.37
Diluted	$(0.53)	$2.34
Weighted average common shares outstanding:
Basic	73.5	76.7
Diluted	73.5	77.9
Dividends declared per share	$—	$0.6875

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Six Months Ended
	September 26, 2020	September 28, 2019
	(millions, except per share data)
North America	$708.0	$1,600.6
Europe	480.2	841.0
Asia	408.5	513.9
Other non-reportable segments	84.3	179.5
Net revenues	1,681.0	3,135.0
Cost of goods sold	(532.9)	(1,165.2)
Gross profit	1,148.1	1,969.8
Selling, general, and administrative expenses	(1,135.8)	(1,542.0)
Impairment of assets	(33.1)	(7.3)
Restructuring and other charges	(167.5)	(44.1)
Total other operating expenses, net	(1,336.4)	(1,593.4)
Operating income (loss)	(188.3)	376.4
Interest expense	(22.4)	(8.6)
Interest income	5.1	21.2
Other income (expense), net	3.9	(5.8)
Income (loss) before income taxes	(201.7)	383.2
Income tax benefit (provision)	34.9	(84.0)
Net income (loss)	$(166.8)	$299.2
Net income (loss) per common share:
Basic	$(2.27)	$3.86
Diluted	$(2.27)	$3.79
Weighted average common shares outstanding:
Basic	73.3	77.4
Diluted	73.3	78.9
Dividends declared per share	$—	$1.375

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Six Months Ended
	September 26, 2020	September 28, 2019
	(millions)
Cash flows from operating activities:
Net income (loss)	$(166.8)	$299.2
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	125.2	132.8
Deferred income tax benefit	(86.9)	(15.4)
Non-cash stock-based compensation expense	34.6	50.8
Non-cash impairment of assets	33.1	7.3
Bad debt expense (benefit)	(25.4)	1.5
Other non-cash charges (benefits)	(2.1)	1.6
Changes in operating assets and liabilities:
Accounts receivable	(49.7)	(91.0)
Inventories	(129.3)	(202.3)
Prepaid expenses and other current assets	11.1	(47.1)
Accounts payable and accrued liabilities	221.6	47.3
Income tax receivables and payables	12.8	17.1
Deferred income	(2.0)	0.9
Other balance sheet changes	11.1	1.4
Net cash provided by (used in) operating activities	(12.7)	204.1
Cash flows from investing activities:
Capital expenditures	(53.9)	(130.6)
Purchases of investments	(407.0)	(571.6)
Proceeds from sales and maturities of investments	471.5	976.1
Acquisitions and ventures	(0.5)	0.9
Proceeds from sale of property	—	20.8
Settlement of net investment hedges	3.7	—
Net cash provided by investing activities	13.8	295.6
Cash flows from financing activities:
Repayments of borrowings on credit facilities	(475.0)	—
Proceeds from the issuance of long-term debt	1,241.9	—
Repayments of long-term debt	(300.0)	—
Payments of finance lease obligations	(5.7)	(7.7)
Payments of dividends	(49.8)	(101.9)
Repurchases of common stock, including shares surrendered for tax withholdings	(35.5)	(442.7)
Other financing activities	(8.6)	(0.7)
Net cash provided by (used in) financing activities	367.3	(553.0)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	23.6	(9.9)
Net increase (decrease) in cash, cash equivalents, and restricted cash	392.0	(63.2)
Cash, cash equivalents, and restricted cash at beginning of period	1,629.8	626.5
Cash, cash equivalents, and restricted cash at end of period	$2,021.8	$563.3

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
	(millions)
Net revenues:
North America	$542.9	$881.2	$708.0	$1,600.6
Europe	359.5	480.2	480.2	841.0
Asia	236.6	255.3	408.5	513.9
Other non-reportable segments	54.5	89.5	84.3	179.5
Total net revenues	$1,193.5	$1,706.2	$1,681.0	$3,135.0

Operating income (loss):
North America	$123.3	$192.4	$98.5	$342.5
Europe	83.6	140.6	66.7	220.0
Asia	41.1	40.9	51.2	89.0
Other non-reportable segments	15.2	22.8	16.1	55.7
	263.2	396.7	232.5	707.2
Unallocated corporate expenses	(123.0)	(149.1)	(253.3)	(286.7)
Unallocated restructuring and other charges	(160.5)	(14.5)	(167.5)	(44.1)
Total operating income (loss)	$(20.3)	$233.1	$(188.3)	$376.4

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	September 26, 2020
	Three Months Ended	Six Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	10%	7%
Excluding digital commerce	(40%)	(57%)
Total North America	(32%)	(47%)

Europe:
Digital commerce	26%	35%
Excluding digital commerce	(35%)	(54%)
Total Europe	(29%)	(45%)

Asia:
Digital commerce	32%	51%
Excluding digital commerce	(12%)	(24%)
Total Asia	(11%)	(22%)

Total Ralph Lauren Corporation	(28%)	(42%)

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	September 26, 2020	September 28, 2019	As Reported	Constant Currency
	(millions)
North America	$542.9	$881.2	(38.4%)	(38.3%)
Europe	359.5	480.2	(25.1%)	(28.2%)
Asia	236.6	255.3	(7.3%)	(8.1%)
Other non-reportable segments	54.5	89.5	(39.1%)	(39.2%)
Net revenues	$1,193.5	$1,706.2	(30.0%)	(31.0%)

	Six Months Ended		% Change
	September 26, 2020	September 28, 2019	As Reported	Constant Currency
	(millions)
North America	$708.0	$1,600.6	(55.8%)	(55.7%)
Europe	480.2	841.0	(42.9%)	(43.6%)
Asia	408.5	513.9	(20.5%)	(20.1%)
Other non-reportable segments	84.3	179.5	(53.0%)	(53.0%)
Net revenues	$1,681.0	$3,135.0	(46.4%)	(46.5%)

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	September 26, 2020					September 28, 2019
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$314.7	$174.2	$219.3	$21.1	$729.3	$457.9	$238.6	$233.3	$45.4	$975.2
Wholesale	228.2	185.3	17.3	2.3	433.1	423.3	241.6	22.0	1.9	688.8
Licensing	—	—	—	31.1	31.1	—	—	—	42.2	42.2
Net revenues	$542.9	$359.5	$236.6	$54.5	$1,193.5	$881.2	$480.2	$255.3	$89.5	$1,706.2

	Six Months Ended
	September 26, 2020					September 28, 2019
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$457.3	$253.4	$385.8	$27.6	$1,124.1	$861.0	$457.1	$479.8	$94.9	$1,892.8
Wholesale	250.7	226.8	22.7	2.8	503.0	739.6	383.9	34.1	3.7	1,161.3
Licensing	—	—	—	53.9	53.9	—	—	—	80.9	80.9
Net revenues	$708.0	$480.2	$408.5	$84.3	$1,681.0	$1,600.6	$841.0	$513.9	$179.5	$3,135.0

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	September 26, 2020	September 28, 2019
North America
Ralph Lauren Stores	40	41
Polo Factory Stores	190	184
Total Directly Operated Stores	230	225
Concessions	2	3

Europe
Ralph Lauren Stores	31	28
Polo Factory Stores	64	66
Total Directly Operated Stores	95	94
Concessions	29	29

Asia
Ralph Lauren Stores	74	63
Polo Factory Stores	71	60
Total Directly Operated Stores	145	123
Concessions	619	616

Other
Club Monaco Stores	72	75
Club Monaco Concessions	4	5

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	145	132
Polo Factory Stores	325	310
Club Monaco Stores	72	75
Total Directly Operated Stores	542	517
Concessions	654	653

Global Licensed Stores
Total Licensed Stores	273	254

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	September 26, 2020
	As Reported	Total Adjustments(a)(b)	As Adjusted
	(millions, except per share data)
Net revenues	$1,193.5	$—	$1,193.5
Gross profit	799.4	(5.4)	794.0
Gross profit margin	67.0%		66.5%
Total other operating expenses, net	(819.7)	176.6	(643.1)
Operating expense margin	68.7%		53.9%
Operating income (loss)	(20.3)	171.2	150.9
Operating margin	(1.7%)		12.6%
Income (loss) before income taxes	(29.1)	171.2	142.1
Income tax provision	(10.0)	(25.0)	(35.0)
Effective tax rate	(34.4%)		24.6%
Net income (loss)	$(39.1)	$146.2	$107.1
Net income (loss) per diluted common share	$(0.53)		$1.44
Weighted average common shares outstanding - Diluted	73.5		74.4
SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$123.3	$(5.3)	$118.0
Operating margin	22.7%		21.7%
Europe	83.6	16.5	100.1
Operating margin	23.3%		27.8%
Asia	41.1	—	41.1
Operating margin	17.3%		17.4%
Other non-reportable segments	15.2	(0.5)	14.7
Operating margin	27.9%		27.0%
Unallocated corporate expenses and restructuring & other charges	(283.5)	160.5	(123.0)
Total operating income (loss)	$(20.3)	$171.2	$150.9

	Six Months Ended
	September 26, 2020
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$1,681.0	$—	$1,681.0
Gross profit	1,148.1	(4.1)	1,144.0
Gross profit margin	68.3%		68.1%
Total other operating expenses, net	(1,336.4)	169.2	(1,167.2)
Operating expense margin	79.5%		69.4%
Operating loss	(188.3)	165.1	(23.2)
Operating margin	(11.2%)		(1.4%)
Loss before income taxes	(201.7)	165.1	(36.6)
Income tax benefit	34.9	(24.4)	10.5
Effective tax rate	17.3%		28.7%
Net loss	$(166.8)	$140.7	$(26.1)
Net loss per diluted common share	$(2.27)		$(0.36)
Weighted average common shares outstanding - Diluted	73.3		73.3
SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$98.5	$(20.6)	$77.9
Operating margin	13.9%		11.0%
Europe	66.7	15.5	82.2
Operating margin	13.9%		17.1%
Asia	51.2	2.6	53.8
Operating margin	12.5%		13.2%
Other non-reportable segments	16.1	0.1	16.2
Operating margin	19.1%		19.2%
Unallocated corporate expenses and restructuring & other charges	(420.8)	167.5	(253.3)
Total operating loss	$(188.3)	$165.1	$(23.2)

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	September 28, 2019
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,706.2	$—	$1,706.2
Gross profit	1,049.0	0.4	1,049.4
Gross profit margin	61.5%		61.5%
Total other operating expenses, net	(815.9)	20.6	(795.3)
Operating expense margin	47.8%		46.6%
Operating income	233.1	21.0	254.1
Operating margin	13.7%		14.9%
Income before income taxes	236.6	21.0	257.6
Income tax provision	(54.5)	(4.7)	(59.2)
Effective tax rate	23.1%		23.0%
Net income	$182.1	$16.3	$198.4
Net income per diluted common share	$2.34		$2.55
Weighted average common shares outstanding - Diluted	77.9		77.9
SEGMENT INFORMATION - OPERATING INCOME:
North America	$192.4	$—	$192.4
Operating margin	21.8%		21.8%
Europe	140.6	—	140.6
Operating margin	29.3%		29.3%
Asia	40.9	0.4	41.3
Operating margin	16.0%		16.2%
Other non-reportable segments	22.8	3.8	26.6
Operating margin	25.5%		29.7%
Unallocated corporate expenses and restructuring & other charges	(163.6)	16.8	(146.8)
Total operating income	$233.1	$21.0	$254.1

	Six Months Ended
	September 28, 2019
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$3,135.0	$—	$3,135.0
Gross profit	1,969.8	1.0	1,970.8
Gross profit margin	62.8%		62.9%
Total other operating expenses, net	(1,593.4)	51.4	(1,542.0)
Operating expense margin	50.8%		49.2%
Operating income	376.4	52.4	428.8
Operating margin	12.0%		13.7%
Income before income taxes	383.2	52.4	435.6
Income tax provision	(84.0)	(11.7)	(95.7)
Effective tax rate	21.9%		22.0%
Net income	$299.2	$40.7	$339.9
Net income per diluted common share	$3.79		$4.31
Weighted average common shares outstanding - Diluted	78.9		78.9
SEGMENT INFORMATION - OPERATING INCOME:
North America	$342.5	$—	$342.5
Operating margin	21.4%		21.4%
Europe	220.0	0.1	220.1
Operating margin	26.2%		26.2%
Asia	89.0	0.9	89.9
Operating margin	17.3%		17.5%
Other non-reportable segments	55.7	3.8	59.5
Operating margin	31.0%		33.1%
Unallocated corporate expenses and restructuring & other charges	(330.8)	47.6	(283.2)
Total operating income	$376.4	$52.4	$428.8

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)
Adjustments for inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for COVID-19-related bad debt expense (benefit) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)
Adjustments for the three months ended September 26, 2020 include (i) charges of $179.8 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges and impairment of assets; (ii) benefit of $14.9 million related to COVID-19-related bad debt reserve adjustments; (iii) additional impairment of assets of $8.8 million primarily related to a certain previously exited real estate location for which the related lease agreement has not yet expired; (iv) benefit of $5.4 million related to COVID-19-related inventory adjustments; and (v) other charges of $2.9 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired.

(c)
Adjustments for the six months ended September 26, 2020 include (i) charges of $185.8 million recorded in connection with the Company's restructuring activities, primarily consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) benefit of $31.4 related to COVID-19-related bad debt reserve adjustments; (iii) additional impairment of assets of $8.8 million primarily related to a certain previously exited real estate location for which the related lease agreement has not yet expired; (iv) other charges of $7.3 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; and (v) benefit of $5.4 million related to COVID-19-related inventory adjustments.

(d)
Adjustments for the three months ended September 28, 2019 include (i) charges of $15.8 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, accelerated stock-based compensation expense, impairment of assets, and inventory-related charges; (ii) additional impairment of assets of $3.8 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $1.4 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired.

(e)
Adjustments for the six months ended September 28, 2019 include (i) charges of $24.6 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, accelerated stock-based compensation expense, and inventory-related charges; (ii) other charges of $24.0 million primarily related to the charitable donation of the net cash proceeds received from the sale of the Company's corporate jet, and rent and occupancy costs associated with previously exited real estate locations for which the related lease agreements have not yet expired; and (iii) additional impairment of assets of $3.8 million related to underperforming stores as a result of on-going store portfolio evaluation.

NON-U.S. GAAP FINANCIAL MEASURES
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.
Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
SOURCE: Ralph Lauren Corporation

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